Exhibit 99.1

SUMMARY

This summary highlights material information about our business and about this offering of notes. This is a summary of material information contained elsewhere in this offering memorandum and is not complete and does not contain all the information you should consider before investing in the notes. For a more complete understanding of our business and this offering, you should read this entire offering memorandum, including the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and the related notes thereto, each of which are included elsewhere in this offering memorandum, as well as the pro forma financial information, which gives effect to the Merger, this offering, the New Credit Facilities, $900 million aggregate principal amount of senior unsecured debt (“Senior Unsecured Debt”) and the additional financings to fund the purchase price for the Merger and the related transactions (collectively, the “Transactions”). This summary contains forward-looking statements that involve risks and uncertainties.

Overview

We are a leading global medical technology company devoted to the discovery, development, manufacturing and marketing of innovative, high-technology therapies and products that have been designed to leverage the body’s ability to heal, thus improving clinical outcomes while helping to reduce the overall cost of patient care. We have an infrastructure designed to meet the specific needs of medical professionals and patients across all healthcare settings, including acute care hospitals, extended care organizations and patients’ homes. We are engaged in the rental and sale of our products throughout the United States and in over 20 countries worldwide. Our primary business units serve the advanced wound care, regenerative medicine and therapeutic support systems markets. For the twelve-month period ended June 30, 2011 (the “LTM period”), we generated revenue of $2,055 million and have Pro Forma Adjusted EBITDA of $791 million.

Business Units

We have three reportable operating segments which correspond to our business units: Active Healing Solutions™ (“AHS”), Regenerative Medicine (“LifeCell”) and Therapeutic Support Systems (“TSS”). Our AHS and TSS business units are based in San Antonio, Texas and our LifeCell business unit is based in Branchburg, New Jersey.

Active Healing Solutions

Our AHS business unit, which generated 69% of our revenue during the LTM period, develops and commercializes advanced wound care therapies based on our Negative Pressure Technology Platform (“NPTP”). NPTP employs negative pressure in a variety of applications to promote wound healing through unique mechanisms of action and to speed recovery times while reducing the overall cost of treating patients with complex wounds. NPTP comprises three primary product categories: Negative Pressure Wound Therapy (“NPWT”), Negative Pressure Surgical Management (“NPSM”) and Negative Pressure Regenerative Medicine (“NPRM”).

NPWT, through our proprietary V.A.C.® Therapy portfolio, represents the primary source of our AHS revenue, accounting for more than 90% of AHS LTM period revenue. NPWT products are used in acute care and post-acute care settings (including long-term care facilities and the homecare setting) primarily for creating an environment that promotes wound healing by preparing the wound bed for closure, reducing edema, promoting granulation tissue formation and perfusion and by removing exudate and infectious materials. Since its introduction, V.A.C.® Therapy technology has changed the way wounds are treated and managed. With more published clinical evidence than any competing offering, V.A.C.® Therapy has been selected by prescribers as the treatment of choice for approximately 6,000,000 patients worldwide.

NPSM products are used in the acute care setting (operating room) primarily for (i) management of the open abdomen, as temporary bridging of the abdominal wall openings where primary closure is not possible and/or repeat abdominal entries are necessary and (ii) managing surgical incisions by maintaining a closed environment to protect the incision site from external infectious sources, removing exudate, approximating incision edges and reducing edema.

In order to broaden and diversify our NPTP revenue streams in the future, we continue to develop and commercialize new products and therapies in NPSM and plan to launch NPRM products, which are currently being developed by our research and development (“R&D”) group.

In U.S. acute care and long-term care facilities, we contract with healthcare facilities individually or through Group Purchasing Organizations (“GPOs”) and have relationships with over 85% of hospitals and over 60% of long-term care facilities. We bill these facilities directly for the rental and sale of our products. In the homecare setting, we provide products and services to patients in their homes and bill third-party payers, such as Medicare and private insurance companies, directly. For the fiscal years ended December 31, 2010, 2009 and 2008, U.S. Medicare placements accounted for 12%, 11%, and 12% of our total AHS revenue, respectively. None of our individual customers or third-party payers accounted for 10% or more of total AHS revenues for the fiscal years ended December 31, 2010, 2009 or 2008. Outside of the U.S., most of our AHS revenue is generated in the acute care setting on a direct billing basis. By geographic region, the Americas, which is comprised principally of the United States and includes Canada, Puerto Rico and Latin America, and EMEA/APAC, which is comprised principally of Europe and includes the Middle East, Africa and the Asia and the Asia Pacific region, represented 76% and 24%, respectively, of AHS revenue during the LTM period.

Regenerative Medicine

Our LifeCell business unit, which generated 18% of LTM period revenue, develops and commercializes regenerative and reconstructive acellular tissue matrices for use in reconstructive, cosmetic, orthopedic and urogynecologic surgical procedures to repair soft tissue defects. Existing products include our human-based (allograft) tissue matrices, which include AlloDerm® Regenerative Tissue Matrix (“AlloDerm”), and animal-based (xenograft) tissue matrices, which include Strattice™ Reconstructive Tissue Matrix (“Strattice”), in various configurations designed to meet the needs of patients and caregivers.

Allograft-Based Regenerative Tissue Matrix Products

Our allograft-based tissue matrices are made from donated human skin tissue processed with our non-damaging proprietary technique. Our allograft products support the repair or reinforcement of damaged or weakened tissue by providing a foundation for regeneration of healthy human soft tissue. Following transplant, these products revascularize (regenerate blood vessels) and repopulate with the patient’s cells becoming incorporated into the tissue matrix, thus providing a versatile scaffold with multiple surgical applications. Examples of applications include (i) cancer reconstruction procedures including breast reconstruction following mastectomy procedures (removal of one or both breasts), (ii) surgical repair of abdominal wall defects, to repair defects resulting from trauma, previous surgery, hernia repair, infection, tumor resection or general failure of musculofascial tissue, (iii) periodontal surgical procedures, to increase the amount of attached gum tissue supporting the teeth as an alternative to autologous connective tissue grafts (grafts in which a patient’s own tissue is transplanted from another area to the tissue repair site), and (iv) the treatment of third-degree and deep second-degree burns requiring skin grafting to replace lost skin.

Xenograft-Based Reconstructive Tissue Matrix Products

Our xenograft-based tissue matrices are made from porcine skin tissue processed with our non-damaging proprietary processing technique that removes cells and is designed to significantly reduce a component believed to play a major role in the rejection response associated with xenogeneic tissue (tissue derived from a non-human species). Similar to allograft-based products, these matrices provide a versatile scaffold for optimal remodeling into the patient’s own tissues. In addition to cancer reconstruction procedures and surgical repair of abdominal wall defects, other clinical applications of xenograft tissue matrix products include (i) challenging hernia repair, (ii) breast augmentation revisionary and mastopexy (breast lift) procedures, and (iii) reinforcement of rotator cuff, patellar, achilles, biceps, quadriceps, or other tendons.

The majority of our LifeCell revenue is generated from the clinical applications of challenging hernia repair and post-mastectomy breast reconstruction, which is generated primarily in the United States in the acute care setting on a direct billing basis. We continue efforts to penetrate markets with our other LifeCell products while developing and commercializing additional tissue matrix products and applications to expand into new markets and geographies.

By geographic region, the Americas and EMEA/APAC represented approximately 97% and 3%, respectively, of total LTM period LifeCell revenue. Our tissue matrix products are used primarily by general, plastic and reconstruction surgeons for challenging abdominal wall/hernia repair, breast reconstruction post- mastectomy, mastopexy, head and neck trauma and certain cosmetic surgical procedures. Hospitals and ambulatory surgical centers (“ASCs”) are the primary purchasers of our tissue matrix products.

Therapeutic Support Systems

Our TSS business unit, which generated 13% of LTM period revenue, rents and sells specialized therapeutic support systems, including hospital beds, mattress replacement systems, overlays and patient mobility devices. Products are classified into three primary surface categories: critical care, wound care and bariatric care. Our critical care products, typically used in intensive care units (“ICU”), are designed to address pulmonary complications associated with immobility; our wound care surfaces are used to reduce or treat skin breakdown; and our bariatric care surfaces assist caregivers in the safe and dignified handling of obese patients, while addressing complications related to immobility. We are investing in the development and commercialization of enhanced products designed to meet the needs of ICU patients and to reduce or prevent “never” events such as hospital-acquired pressure ulcers, infections developed in the hospital (nosocomial infections) and injurious falls.

By geographic region, the Americas and EMEA/APAC represented 65% and 35%, respectively, of total LTM period TSS revenue. TSS is primarily a rental focused business, with 83% of TSS LTM period revenues derived from rentals. The majority of TSS revenue comes from acute care facilities, accounting for approximately 90% of TSS LTM period revenues. We have agreements with numerous GPOs that negotiate rental and purchase terms on behalf of large groups of acute care and extended care organizations. We believe that some of our larger customers desire alternatives to rental for at least some of their business, and we continue to evaluate and offer alternative models that will meet our customers’ needs now and into the future.

Industry Overview

Advanced Wound Care

According to industry research, the worldwide market for advanced wound care is estimated to be $4.5 billion to $5.0 billion. Major segments of this market include moist wound dressings, antimicrobial dressings, active therapies and NPWT. Industry research estimates that the global NPWT segment is currently $1.5 billion and expected to grow approximately 5% to 6% annually over the next decade. Drivers of growth in the NPWT segment include favorable demographic trends, including a growing and aging population and an increasing incidence of diabetes and obesity, new product launches, international expansion and increased penetration of addressable wounds.

Regenerative Medicine

The regenerative medicine sector is rapidly growing and currently is estimated at $2.8 billion. This sector is powered by greater usage of non-autograft products, rising comorbidities, increasing awareness of treatment options in patient populations, aging baby boomers and higher investments in R&D activity.

Products include soft tissue repair solutions derived from both human (allograft) and animal (xenograft) tissues designed for use in restoring structure, function and physiology. Procedures include abdominal wall surgery (which includes ventral, open abdomen, parastomal and hiatal hernia repair), general reconstruction (which includes breast reconstruction and head and neck reconstruction), aesthetic procedures (which includes augmentation revisions and mastopexy augmentation), orthopedic procedures and urogynecological procedures (which includes pelvic floor reconstruction procedures).

Therapeutic Support Systems

The hospital bed sector, broadly defined as bed frames, surfaces, and stretchers, is currently estimated at $2.9 billion, according to industry sources. Demographic dynamics, including aging and disease state prevalence, and an increasing focus on the prevention of hospital-acquired pressure ulcers, nosocomial infections and caregiver injury are key drivers in this sector. Primary products include specialty hospital beds, mattress replacement systems and patient mobility solutions used across major care settings. Units are typically rented, although also sold, to acute care and long-term acute care providers.

Our Competitive Strengths

We believe we have the following competitive strengths:

Innovation and Commercialization

We have a successful track record spanning over 30 years in commercializing novel technologies that change the clinical practice of medicine by addressing the critical unmet needs of clinicians, restoring the well-being of their patients and helping to reduce the overall cost of patient care. We seek to provide novel, clinically-efficacious solutions and treatment alternatives that increase patient compliance, enhance clinician performance and ease-of-use and ultimately improve healthcare outcomes. We leverage our scientific depth, clinical know-how and market experience, and we manage an active research and development program in all three of our businesses in support of our development and commercialization efforts. On account of this commitment, we believe we will be able to generate 50% of revenue from products launched or applications developed since 2008, and we are targeting 4 to 6 new products, platforms or applications each year through 2014.

Product Differentiation and Superior Clinical Efficacy

We differentiate our portfolio of products by providing effective therapies, supported by a clinically-focused and highly-trained sales and service organization, which combine to produce clinically-proven, superior outcomes. The superior clinical efficacy of our products is supported by an extensive collection of published clinical studies, peer-reviewed journal articles and textbook citations, which aid adoption by clinicians.

In our AHS business, we successfully distinguish our NPWT products from competing offerings through unique marketing claims that have been cleared by the U.S. Food and Drug Administration (“FDA”). These unique claims mirror our novel mechanisms of actions with respect to the creation of an environment that promotes wound healing through the reduction of edema and promotion of granulation tissue formation and perfusion, ultimately preparing the wound bed for closure.

In our LifeCell business, we differentiate our products through clinically-proven performance demonstrating tissue acceptance, cell recruitment and incorporation, revascularization and angiogenesis and finally tissue remodeling and regeneration. Our proprietary tissue processes minimize the potential for specific rejection of transplanted tissue matrices, and our products offer improved ease-of-use while reducing the risk of complications, including adhesions to the implant.

In our TSS business, we have successfully differentiated our critical care products with clinical data showing the benefits of our Kinetic Therapy™ surfaces in the reduction of ventilator acquired pneumonia. We have also developed and commercialized our RotoProne™ product, the only ICU therapeutic surface to provide 360 degrees of rotation, essential automated proning therapy for patients with acute respiratory distress syndrome (“ARDS”) and other severe pulmonary conditions associated with immobility. Through our commitment to innovation and diversification, we are well positioned to continue differentiating our products through demonstrated superior clinical efficacy.

Broad Reach and Customer Relationships

Our worldwide sales organization, consisting of approximately 2,100 associates, has fostered strong relationships with prescribers (over 100,000), patients, caregivers and payers over the past three decades by providing a high degree of clinical support and consultation along with our extensive education and training programs.

Because our products address the critical needs of patients who seek treatment in numerous locations where care is provided, we have built a broad and diverse customer network across all healthcare settings and among a wide variety of clinicians and specialized surgeons. We have strong relationships with over 30,000 facilities worldwide, including acute care hospitals, long-term care facilities, skilled nursing facilities, home healthcare agencies and wound care clinics in the United States. Additionally, our LifeCell sales representatives interact with plastic surgeons, general surgeons, head and neck surgeons, trauma/acute care surgeons and others regarding the use and potential benefits of our tissue matrix products. As we continue to innovate our product portfolio and diversify our business, we plan to leverage our customer relationships to advance the commercialization of essential therapies to patients and caregivers worldwide.

Strong Market Leadership Positions in Core Businesses

Our AHS business unit maintains the leading share in the $1.5 billion global NPWT segment. Our V.A.C.® Therapy devices were the first commercialized products in this category. As the pioneer in this area, we have amassed a wealth of clinical data supporting the efficacy of V.A.C.® Therapy products. Furthermore, our LifeCell division holds a leading share in the U.S. Regenerative Medicine breast reconstruction and challenging hernia segments. Acquired in 2008, LifeCell posted over 19% annual revenue growth in the fiscal year ended December 31, 2010. In addition to our strong market positioning in the U.S. market, we have demonstrated growth in new segments and geographies, and we are shifting towards a more global revenue base.

Reimbursement Expertise

During the commercialization process for all of our therapies and products, we dedicate substantial resources to seeking and obtaining reimbursement from third-party payers in each of the countries where we operate. This process requires demonstration of clinical efficacy, determination of economic value and obtaining appropriate pricing and reimbursement for each product offering, which is critical to the commercial success of our products. We have also developed a core competency in post-commercialization reimbursement systems, which enables us to efficiently manage our collections and accounts receivable with third-party payers. Our focus on reimbursement provides us with an advantage both in product development and in the responsible management of our working capital. In addition, our expertise in reimbursement is a valuable skill for geographic and end market expansion efforts as demonstrated by our recent successes in Japan and in the post-acute care markets in the U.K. and Germany.

Extensive Service Center Network

With a network of 111 domestic and 57 international service centers, we are able to rapidly deliver, manage and service our products at major hospitals in the U.S., Canada, Australia, New Zealand, Singapore, South Africa, and most major European countries. We have approximately 1,600 service associates and 1,100 customer service representatives serving our customers globally. This network gives us the ability to deliver products to any major Level I U.S. trauma center rapidly. This extensive network and capability are critical to securing contracts with national GPOs and allows us to directly and efficiently serve the homecare market. The network also provides a platform for the introduction of additional products in one or more care settings.

Strong and Stable Cash Flow

Due to our size, scale and stable business attributes, we have been able to generate robust revenues and EBITDA, which combined with superior cash flow conversion have translated into a strong free cash flow profile, enabling us to pay down debt and rapidly delever following transformational events. As a testament to the strength of our cash flow generating abilities, in the midst of the very weak economic conditions of 2008 to 2010, we successfully reduced our leverage ratio (based on reported EBITDA) from 3.0x at the closing of the acquisition of LifeCell in 2008 to 1.9x as of 2010 year end.

Our Business Strategy

We are committed to consistently generating superior clinical outcomes for patients and caregivers using our products and therapies. Our differentiated products, competencies and know-how continue to drive trust and recognition of superior performance among our customers, which we believe translates into strong stakeholder value. We intend to execute on our strategic vision of sustaining leadership positions in each of our businesses by delivering unparalleled outcomes with compelling economic value for our customers and focusing on innovation, globalization and diversification. We are also focused on organizational readiness and are working to enhance our business processes and management systems through a corporate global business transformation initiative to enable us to effectively and efficiently carry out our strategic vision. Key components of our business strategy are outlined below.

Innovation

We focus on our core technologies as platforms for growth through the development of new products and clinical data. In our AHS business, we plan to leverage our highly successful NPWT franchise, now with its fourth generation V.A.C.® Therapy System, into a more expansive NPTP portfolio based on the successful development and commercialization of next generation NPWT systems and dressings as well as new NPSM and NPRM products to diversify our AHS revenue in the future. In our LifeCell business, we are investing in advanced technologies in tissue engineering, genetically-modified animals, and new tissue types to address unmet clinical needs and to improve outcomes through regenerative medicine. In our TSS business, we are investing in the development and commercialization of enhanced products designed to meet the needs of ICU patients and to reduce or prevent “never” events such as hospital-acquired pressure ulcers, nosocomial infections and injurious falls. Over the long term, we plan to continue to make significant investments in innovation to strengthen our competitive position in the markets we serve.

Globalization

We endeavor to increase penetration in existing geographic markets while we expand availability of our product offerings in new countries. Currently, the majority of our revenue from each of our business units is generated in the Americas, while we have notable operations in Europe, Middle East and Africa (“EMEA”) and the Asia Pacific (“APAC”) regions. In our AHS business, we entered the Japan market in April 2010 with our core NPWT product, the V.A.C.® Therapy System and related disposables. In other countries, we have identified several opportunities for our NPWT products that may be best served initially by distributors. During the second half of 2010, we also launched NPWT products commercially in China and India. Since 2009, LifeCell has successfully introduced Strattice into thirteen European countries. Our TSS business currently operates primarily in North America and Europe, and we are evaluating opportunities for further geographic expansion.

Diversification

Beyond expanding our product offerings and revenue streams through innovation and globalization, we plan to seek additional opportunities to diversify our business through continued technology licensing and strategic acquisitions. We intend to build on the leadership positions held by our businesses through the evaluation and investment in adjacent or enabling technologies and synergistic growth opportunities, supplementing our continued organic innovation efforts.

Organizational Readiness

In an effort to implement our long-term strategy, our management team is focused on organizational readiness, with a goal of improved operations and management systems which transform us into a more agile, progressive and global enterprise. We are currently undertaking a global business transformation initiative designed to identify and implement efficiencies in our systems and operations through standardization and automation that translate into reduced costs and more effective decision-making. As a result of ongoing improvements to our manufacturing operations through improved sourcing and automation, as well as global consolidation of certain shared services, we look forward to substantial and permanent cost reductions by the end of 2012. We are also making significant progress in the rationalization of our service center and distribution infrastructure for our AHS and TSS businesses, yielding additional cost savings. As we improve our operations and management systems over time, we will continue to look for new opportunities to augment our business processes and make infrastructure enhancements to improve our efficiency and agility as a company.

Recent Developments

Certain preliminary financial information as of and for the three and twelve month periods ended September 30, 2011

For the third quarter of 2011, we have reported the following preliminary financial results: (i) GAAP revenue to be in the range of $529 million to $533 million, compared to $507 million for the same period in the prior year, (ii) GAAP net earnings in the range of $89 million to $93 million, compared to $76 million for the same period in the prior year, and (iii) Adjusted net earnings in the range of $104 million to $108 million, compared to $86 million in the prior year period. In addition, we have reported preliminary Adjusted EBITDA in the range of $742 million to $746 million for the twelve month period ended September 30, 2011, compared to $743 million for the twelve month period ended June 30, 2011, with an estimated cash balance as of September 30, 2011 of approximately $657 million, compared to $317 million as of December 31, 2010. These financial results are preliminary and subject to the completion of our financial closing procedures.

The preliminary financial information as of and for the three and twelve month periods ended September 30, 2011 above has been prepared by and is the responsibility of our management. Ernst & Young LLP has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial information. Accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect to this information.

The Transactions

On July 12, 2011, KCI entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Holdings and Merger Sub. Pursuant to the Merger Agreement, Merger Sub will merge with and into KCI, with KCI surviving the Merger as a wholly owned subsidiary of Holdings. Holdings is owned by a consortium comprised of investment funds advised by Apax Partners (“Apax”), and controlled affiliates of Canada Pension Plan Investment Board (“CPPIB”) and the Public Sector Pension Investment Board (“PSP Investments”, and together with Apax and CPPIB, the “Sponsors”). KCI’s board of directors unanimously approved the Merger Agreement.

The Sponsors expect to finance the Merger, refinance certain existing debt of KCI and pay related fees and expenses with (i) approximately $4,808 million aggregate principal amount of funded debt financing consisting of borrowings under the New Credit Facilities, the issuance of the notes offered hereby and $900 million aggregate principal amount of Senior Unsecured Debt and (ii) approximately $1,759 million of equity contribution from the Sponsors. For a more complete description of the Transactions, see “The Transactions,” “Use of Proceeds,” “Description of Certain Indebtedness” and “Description of Second Lien Notes.”

Summary Historical and Pro Forma Financial and Other Data

The following table presents our summary historical and pro forma financial information as of and for the periods presented. The summary historical financial information as of December 31, 2009 and 2010 and for the years ended December 31, 2008, 2009 and 2010 have been derived from our audited financial statements included elsewhere in this offering memorandum. However, certain of the summary historical financial information as of December 31, 2008 has been derived from our audited financial statements not included in this offering memorandum. The summary historical financial information for the six months ended June 30, 2010 and as of and for the six months ended June 30, 2011 have been derived from our unaudited financial statements included elsewhere in this offering memorandum. The summary historical financial information as of June 30, 2010 has been derived from our unaudited financial statements not included in this offering memorandum. In the opinion of management, such unaudited financial information reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

The summary unaudited pro forma financial information gives effect to the Transactions as if they had occurred on January 1, 2010 for purposes of the unaudited pro forma condensed combined statements of operations and on June 30, 2011 with respect to the unaudited pro forma condensed combined balance sheet information. The pro forma adjustments related to the Transactions are preliminary and based upon information obtained to date and assumptions that we believe are reasonable. The actual adjustments will be made as of the closing date of the Transactions and may differ from those reflected in the summary unaudited pro forma financial information presented below. Such differences may be material.

The unaudited pro forma financial information is for illustrative and informational purposes only and does not purport to represent or be indicative of what our financial condition or results of operations would have been had the Transactions occurred on such dates. See “The Transactions.” The unaudited pro forma financial information should not be considered representative of our future financial condition or results of operations.

You should read this information together with the information included under the headings “Non-GAAP Financial Measures,” “Risk Factors,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Selected Historical Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical financial statements and related notes included elsewhere in this offering memorandum.

	Fiscal Year Ended December 31,			Six Months Ended June 30,		Pro Forma Twelve Months Ended June 30,
(dollars in thousands)	2008(1)	2009	2010	2010 (unaudited)	2011 (unaudited)	2011 (unaudited)
Statement of Operations Data:
Rental	$1,199,778	$1,178,138	$1,140,568	$563,075	$558,014	$1,135,507
Sales	678,131	814,506	877,184	420,502	463,000	919,682

Total revenue	1,877,909	1,992,644	2,017,752	983,577	1,021,014	2,055,189
Rental expenses(2)	693,103	640,346	625,277	308,841	296,845	701,237
Cost of sales	218,503	244,784	250,253	123,231	122,137	249,159

Gross profit(2)	966,303	1,107,514	1,142,222	551,505	602,032	1,104,793
Selling, general and administrative expenses(2)	455,380	532,308	568,166	282,591	296,522	565,460
Research and development expenses	75,839	92,088	90,255	46,502	44,594	88,347
Acquired intangible asset amortization	25,001	40,634	37,426	19,715	17,712	98,233
In-process research and development	61,571	—	—	—	—	—

Operating earnings	348,512	442,484	446,375	202,697	243,204	352,753
Interest income and other	6,101	819	851	279	469	7
Interest expense	(80,753)	(104,918)	(87,053)	(45,826)	(37,997)	(468,883)
Foreign currency gain (loss)	1,308	(4,004)	(4,500)	(5,267)	(25)	742

Earnings (loss) before income taxes	275,168	334,381	355,673	151,883	205,651	(115,381)
Income tax expense (benefit)	108,724	105,679	99,589	45,565	55,808	(72,622)

Net earnings (loss)	$166,444	$228,702	$256,084	$106,318	$149,843	$(42,759)

Balance Sheet Data (at end of period):

Cash and cash equivalents	$247,767	$263,157	$316,603	$247,068	$498,424	$40,000
Working capital	405,205	417,327	512,388	428,717	834,614	543,812
Net property, plant and equipment	303,799	296,055	271,063	276,151	299,332	498,578
Total assets	3,003,452	3,038,565	3,075,999	2,979,674	3,293,929	8,381,412
Total debt(3)	1,515,776	1,306,493	1,105,062	1,191,882	1,125,178	4,719,749
Total shareholders’ equity	903,370	1,177,471	1,483,079	1,308,576	1,695,047	1,660,605

Statement of Cash Flow Data:

Cash flows provided by (used in):
Operating activities	$427,131	$387,521	$352,721	$137,900	$236,461
Investing activities	(1,887,235)	(152,918)	(93,932)	(39,951)	(90,440)
Financing activities	1,449,209	(221,417)	(204,202)	(111,134)	32,672
Purchases of property, plant and equipment	(131,283)	(103,289)	(85,883)	(46,192)	(66,750)

	Fiscal Year Ended December 31,			Six Months Ended June 30,		Pro Forma Twelve Months Ended June 30,
	2008(1)	2009	2010	2010	2011	2011
Other Financial Data:
(unaudited)

Adjusted EBITDA(4)	$718,369	$728,098	$752,475	$360,059	$350,633	$—
Pro Forma Adjusted EBITDA(4)	—	—	—	—	—	791,049
Cash interest expense	54,700	70,007	53,281	28,215	19,613	436,054

Selected Pro Forma Credit Statistics:

Total debt/Adjusted EBITDA	2.1x	1.8x	1.5x

Total debt/ Pro Forma Adjusted EBITDA						6.0x

Adjusted EBITDA/Cash interest expense	13.1x	10.4x	14.1x	12.8x	17.9x

Pro Forma Adjusted EBITDA/Cash interest expense						1.8x

Adjusted EBITDA less purchases of property, plant and equipment/Cash interest expense	10.7x	8.9x	12.5x	11.1x	14.5x

(1)	Amounts include the impact of our acquisition of LifeCell Corporation in May 2008.
(2)	Shared-service support costs associated with our international subsidiaries of $27.1 million and $22.0 million for fiscal years 2009 and 2008, respectively, have been reclassified from rental expenses to selling, general and administrative expenses to conform to the 2010 presentation. For additional information on the shared-service support costs reclassification, see Note 1(a) of the Notes to Consolidated Financial Statements.
(3)	Total debt equals current and long-term debt, net of discount if applicable and capital lease obligations.
(4)	EBITDA, a measure used by management to evaluate operating performance, is defined as net income excluding discontinued operations, net of tax, plus net interest expense, income tax expense, and depreciation and amortization. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to income from continuing operations or net income as a measure of operating performance or cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Our presentation of EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes items that are outside management’s immediate control and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, tax jurisdictions in which companies operate and capital investments. Management uses non-GAAP financial measures to supplement, and not as a substitute for, GAAP results to provide a more complete understanding of the factors and trends affecting the business.

Adjusted EBITDA is defined as EBITDA further adjusted to exclude restructuring, legal settlement and merger and acquisition costs and other adjustments set forth below. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about certain material non-cash items, unusual items that we do not expect to continue at the same level in the future, net cost savings projected to be realized as a result of initiatives taken by management, and the KCI acquisition.

Because not all companies use identical calculations, our presentation of EBITDA, Adjusted EBITDA and Pro Forma Adjusted EBITDA may not be comparable to other similarly-titled measures of other companies.

The following table provides a reconciliation from our net earnings (as reported) to EBITDA, Adjusted EBITDA and Pro Forma Adjusted EBITDA:

	Fiscal Year Ended December 31,			Twelve Months Ended June 30, 2011	Pro Forma Adjustment	Pro Forma Twelve Months Ended June 30, 2011 (b)
(dollars in millions) (unaudited)	2008	2009	2010
Net earnings	$166.4	$228.7	$256.1	$299.6	$—	$299.6
Interest expense, net	74.7	104.1	86.2	78.2	—	78.2
Income tax expense	108.7	105.7	99.6	109.8	—	109.8
Depreciation and amortization	133.6	155.9	156.5	147.6	—	147.6
Share based compensation	26.3	32.5	32.8	33.2	—	33.2
Provision for bad debt	10.6	10.2	10.6	11.8	—	11.8
Restructuring charges including Global Business Transformation	9.3	9.4	5.3	—	—	—
TSS product portfolio rationalization	—	—	7.4	—	—	—
Other adjustments(a)	(9.5)	(12.6)	(3.6)	(8.9)	—	(8.9)
In-process LifeCell research and development	61.6	—	—	—	—	—
Expense from LifeCell inventory step-up	15.0	—	—	—	—	—

EBITDA	$596.7	$633.9	$650.9	$671.3	—	$671.3
Wake Forest royalty expense(c)	94.2	86.7	92.1	63.2	—	63.2
LifeCell pre-acquisition results	27.5	—	—	—	—	—
Merger-related expenses(d)	—	—	—	1.2	—	1.2
GBT implementation expense(e)	—	7.5	9.5	7.3	—	7.3

Adjusted EBITDA	$718.4	$728.1	$752.5	$743.0	$—	$743.0
Remaining GBT cost savings(f)	—	—	—	—	48.0	48.0

Pro Forma Adjusted EBITDA	$718.4	$728.1	$752.5	$743.0	$48.0	$791.0

(a)	Other Adjustments include the following:
(b)	The Pro Forma amounts do not include any impact associated with the anticipated Merger discussed within this offering memorandum.

	Fiscal Year Ended December 31,			Twelve Months Ended June 30, 2011
(dollars in millions)	2008	2009	2010
Amortization of loan issuance costs included in interest expense and D&A	$(7.0)	$(12.1)	$(10.3)	$(8.4)
Unrealized foreign currency transactional (gain) loss	(4.1)	(1.3)	5.8	(0.6)
Other miscellaneous	1.6	0.8	0.9	0.1

Total other adjustments	$(9.5)	$(12.6)	$(3.6)	$(8.9)

(c)	We ceased accruing royalty expense related to our previously-existing license agreement with Wake Forest on February 28, 2011.
(d)	Represents expenses incurred through June 30, 2011 related to the Merger.
(e)	Represents labor, travel, training, consulting and other costs associated exclusively with the implementation of our Global Business Transformation (“GBT”) program.
(f)	Estimated remaining GBT cost savings on an annualized run rate basis. Amount is comprised of savings from indirect procurement and field service initiatives and reductions in general and administrative labor costs expected to be realized by the end of 2012.

RISK FACTORS

Any investment in the notes involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this offering memorandum before deciding whether to purchase the notes. The risks and uncertainties described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually occurs, our business, financial condition and results of operations would suffer. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements” in this offering memorandum. In the section entitled “Risk Factors—Risks Related to the Notes,” references to “we,” “us” and “our” shall refer to Parent and its subsidiaries prior to the occurrence of a Trigger Event and to KCI and its subsidiaries after the occurrence of a Trigger Event.

Risks Related to Our Business

We face significant and increasing competition, which could adversely affect our operating results.

We face significant and increasing competition in each of our businesses, which are intensely competitive and are characterized by rapid technological change. We compete with many companies, some of which have longer operating histories, better brand or name recognition, broader product lines and greater access to financial and other resources. Our customers consider many factors when selecting a product, including product reliability, clinical outcomes, product availability, price and services provided by the manufacturer, and market share can shift as a result of technological innovation and other business factors. Our ability to compete with other developers of advanced therapies and technologies will depend in large part on our ability to develop and acquire new products and technologies as well as anticipate technology advances. Product introductions or enhancements by competitors which have advanced technology, better features or lower pricing may make our products or proposed products obsolete or less competitive. Our competitive position can also be adversely affected by product problems, physician advisories and safety alerts, reflecting the importance of product quality in the medical device industry. For additional information regarding our competitive positioning, see “Business—Information Related to Business Units—Active Healing Solutions—Competition; LifeCell—Competition; and Therapeutic Support Systems—Competition.”

We expect competition in our AHS business to increase over time as competitors introduce additional competing products in the advanced wound care market. As our patents in the field of NPWT expire over time, we expect increased competition with products adopting basic NPWT technologies. For the last several years, we and our affiliates have been involved in multiple patent infringement suits where claims under certain patents we licensed from Wake Forest University were asserted against providers of competing NPWT products. In October 2010, the Federal District Court for the Western District of Texas entered an order in the Smith & Nephew case described below, invalidating the Wake Forest patent claims asserted in the case. In light of the ruling, we determined that continued payment of the royalties by us to Wake Forest under a patent license agreement was inappropriate. On February 28, 2011, we filed suit in the Federal District Court for the Western District of Texas seeking a declaratory judgment that we no longer owed royalties to Wake Forest based on the patents in suit because the relevant patent claims are invalid or not infringed. Historical royalties under the license agreement were accrued through February 27, 2011 and are reflected in our condensed consolidated financial statements. For the year ended December 31, 2010, royalty payments to Wake Forest under the license agreement were approximately $86 million. No royalty payments were made to Wake Forest during the first nine months of 2011.

In March 2011, Wake Forest provided written notice of termination under the license agreement with us and filed suit in Forsyth County Superior Court, North Carolina, alleging breach of contract by us. In its termination notice, Wake Forest demanded that we cease manufacturing and selling licensed products. Since then, there have been multiple filings in Texas and North Carolina state and federal courts, which have been consolidated to the Federal District Court for the Western District of Texas and have been stayed pending a decision by the Court of

Appeals for the Federal Circuit in related litigation between Wake Forest and Smith & Nephew. We believe that we do not infringe any valid claims of the patents in suit and that our defenses to any claims are meritorious. We intend to vigorously defend against any such claims and will continue to manufacture and sell V.A.C. ® Therapy products. It is not possible to estimate damages that may result if we are unsuccessful in the litigation. In addition, as a result of the Wake Forest royalty litigation, we will not join Wake Forest in the continued enforcement of the patents in suit against alleged infringers. We intend to withdraw from each of the cases that involve the patents in suit, and have withdrawn from the appeal of the Smith & Nephew litigation. Smith & Nephew or third parties may become more aggressive in the marketing of competitive NPWT systems in light of the various invalidity rulings around the world and the Wake Forest royalty litigation. For additional information regarding our patent litigation, see “Business—Information with Respect to Our Business in General—Legal Proceedings.”

Our NPWT systems also compete with traditional wound care dressings, other advanced wound care dressings, skin substitutes, products containing growth factors and other medical devices used for wound care in the United States and internationally. Our LifeCell business is facing increasing competition from providers of various commercially available products made from synthetic materials or biologic materials of human or animal tissue origin. In addition, consolidation and the entrance of new low–cost competitors to our TSS business have greatly increased competition and pricing pressure in the United States and abroad. These companies have competed in all areas, but most effectively with our most price sensitive customers such as extended care facilities, and have grown in size and scale. If we are unable to effectively differentiate our products from those of our competitors, our market share, sales and profitability could be adversely impacted.

If we are unable to develop new generations of products and enhancements to existing products, our competitive position may be harmed.

Our success is dependent upon the successful development, introduction and commercialization of new generations of products and enhancements to existing products. Innovation in developing new product lines and in developing enhancements to our existing products is required for us to grow and compete effectively. The completion of development of any new products remains subject to all the risks associated with the commercialization of new products based on innovative technologies, including unanticipated technical or manufacturing problems; extended lead times in obtaining required regulatory approval of new products; the possibility of significantly higher development costs than anticipated; and gaining customer acceptance. Innovation through enhancements and new products requires significant capital commitments and investments on our part, which we may be unable to recover.

Our current and future products are subject to regulation by the FDA and other national, federal and state governmental authorities. We may be required to undertake time–consuming and costly development and clinical activities and seek regulatory clearance or approval for expanded clinical applications for current products and new products. Clearance and/or approval might not be granted for a new or modified product or expanded uses of existing products on a timely basis, if at all.

Applicable regulations are subject to change as a result of legislative, administrative or judicial action, which may further increase costs or reduce sales. Recently, the FDA announced certain actions to modify the 510(k) clearance process for medical devices, while other proposed changes remain under review. Among the proposed changes, the clearance of certain medical devices may be subject to facility inspections to ensure compliance with Good Manufacturing Practices rules and regulations. If the proposed rules are made final in their current form, we expect that obtaining 510(k) clearances for our medical devices in the future may become more difficult and time consuming. Any substantial increase in requirements that are imposed on us could potentially delay our development and commercialization of new medical device products. Additionally, the FDA could prohibit distribution of existing products for new uses until clearance or approval is obtained. We cannot assure that clearance or approval for new uses of existing products, or new products could be obtained in a timely fashion, or at all. Also, our determination that our allograft products are eligible for regulation as human cellular and tissue–based product is limited to their current intended uses. In the future, we may wish to market our allograft products for new intended uses, which may require premarket clearance or approval under FDA medical device or biologic regulations, and could be time consuming and costly. Our failure to maintain clearances or approvals for existing products or to obtain clearance or approval for new or modified products could adversely affect our results of operations and financial condition.

In addition, we may be subject to intellectual property infringement claims from individuals and companies who have acquired or developed patent portfolios in the fields of advanced wound care, therapeutic support systems or regenerative medicine for the purpose of developing competing products, or for the sole purpose of asserting claims against us. Any claims that our products or processes infringe the intellectual property rights of others, regardless of the merit or resolution of such claims, could cause us to incur significant costs in responding to, defending and resolving such claims, and may prohibit or otherwise impair our ability to commercialize new or existing products.

If we are unsuccessful in protecting and maintaining our intellectual property, our competitive position could be harmed.

Our ability to enforce our patents and those licensed to us, together with our other intellectual property, is subject to general litigation risks, as well as uncertainty as to the validity or enforceability of our intellectual property rights in various countries. Changes in either the intellectual property laws or in interpretations of intellectual property laws in the United States and other countries may diminish the value of our intellectual property. For instance, the U.S. Supreme Court has recently modified some tests used by the U.S. Patent and Trademark Office in granting patents during the past 20 years, which may decrease the likelihood that we will be able to obtain patents and increase the likelihood of challenge of any patents we obtain or license. In addition, the U.S. recently enacted sweeping changes to the U.S. patent system under the Leahy-Smith America Invents Act (“AIA”), including changes that would transition the U.S. from a “first-to-invent” system to a “first to file” system and alter the processes for challenging issued patents. These changes could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents. The laws of some foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States, if at all. We own or license numerous patents on our existing products and processes, and we file applications as appropriate for patents covering new technologies as such technologies are developed. However, the patents we own, or in which we have rights, may not be sufficiently broad to protect our technology position against competitors, or may not otherwise provide us with competitive advantages. We often retain certain knowledge that we consider proprietary as confidential and elect to protect such information as trade secrets, as business confidential information or as know-how. In these cases, we rely upon trade secrets, know-how and continuing technological innovation to maintain our competitive position. Our intellectual property rights may not prevent other companies from developing functionally equivalent products, developing substantially similar proprietary processes, or otherwise gaining access to our confidential know-how or trade secrets.

When we seek to enforce our intellectual property rights, we may be subject to claims that our rights are invalid, are otherwise unenforceable or are already licensed to the party against whom we are asserting a claim. When we assert our intellectual property rights, it is likely that the other party will seek to assert intellectual property rights of its own against us, which may adversely impact our business. All patents are subject to requests for reexamination by third parties and under the AIA additional methods of challenging the validity or enforceability of issued patents will be implemented. When such requests for reexamination are granted, some or all claims may require amendment or cancellation. Since 2007, multiple requests for reexamination of patents owned or licensed by KCI relating to our AHS business were granted by the U.S. Patent and Trademark Office. If we are unable to enforce our intellectual property rights our competitive position could be harmed. For more information on our current intellectual property litigation, see “Business—Legal Proceedings.”

We have agreements with third parties pursuant to which we license patented or proprietary technologies. These agreements commonly include royalty–bearing licenses. If we lose the right to license technologies essential to our businesses, or the costs to license these technologies materially increase, our businesses could be adversely impacted.

We and our affiliates are involved in multiple intellectual property litigation suits in the United States and Europe, as described in “Business—Information with Respect to Our Business in General—Legal Proceedings.” If any of our key patent claims are narrowed in scope or found to be invalid or unenforceable, or we otherwise do not prevail, our share in the markets where we compete could be negatively impacted due to increased competition and pricing of our products could decline significantly, either of which would negatively affect our financial condition and results of operations. For example, in the U.K. and Germany, where certain patent claims relating to NPWT were invalidated in 2009 litigation, we have experienced increased competition and reduced growth rates in AHS revenue as a result.

For the last several years, we and our affiliates have been involved in multiple patent infringement suits where claims under certain patents we licensed from Wake Forest University were asserted against providers of competing NPWT products. In October 2010, the Federal District Court for the Western District of Texas entered an order in the Smith & Nephew case described below, invalidating the Wake Forest patent claims asserted in the case. In light of the ruling, we determined that continued payment of the royalties by us to Wake Forest under a patent license agreement was inappropriate. On February 28, 2011, we filed suit in the Federal District Court for the Western District of Texas seeking a declaratory judgment that we no longer owed royalties to Wake Forest based on the patents in suit because the relevant patent claims are invalid or not infringed. Historical royalties under the license agreement were accrued through February 27, 2011 and are reflected in our condensed consolidated financial statements. For the year ended December 31, 2010, royalty payments to Wake Forest under the license agreement were approximately $86 million. No royalty payments were made to Wake Forest during the first nine months of 2011.

In March 2011, Wake Forest provided written notice of termination under the license agreement with us and filed suit in Forsyth County Superior Court, North Carolina, alleging breach of contract by us. In its termination notice, Wake Forest demanded that we cease manufacturing and selling licensed products. Since then, there have been multiple filings in Texas and North Carolina state and federal courts, which have been consolidated to the Federal District Court for the Western District of Texas and have been stayed pending a decision by the Court of Appeals for the Federal Circuit in related litigation between Wake Forest and Smith & Nephew. We believe that it does not infringe any valid claims of the patents in suit and that our defenses to any claims are meritorious. We intend to vigorously defend against any such claims and will continue to manufacture and sell V.A.C. ® Therapy products. It is not possible to estimate damages that may result if we are unsuccessful in the litigation. In addition, as a result of the Wake Forest royalty litigation, we will not join Wake Forest in the continued enforcement of the patents in suit against alleged infringers. We intend to withdraw from each of the cases that involve the patents in suit, and has withdrawn from the appeal of the Smith & Nephew litigation. For additional information regarding our patent litigation, see “Business—Information with Respect to Our Business in General—Legal Proceedings.”

Third parties may become more aggressive in the marketing of competitive NPWT systems in the U.S. and internationally due to the Wake Forest royalty litigation and the invalidation of Wake Forest patent claims around the world. We derived approximately 69% of total revenue during the year ended December 31, 2010 and 68% of total revenue during the first six months of 2011 from our NPWT products worldwide.

The adoption of healthcare reform in the U.S. may adversely affect our business and financial results.

On March 23, 2010, President Obama signed into law major healthcare reform legislation under the Patient Protection and Affordable Care Act of 2010 (“PPACA”) which was modified on March 30, 2010 by the enactment of the Health Care and Education Reconciliation Act of 2010. Under PPACA, it is expected that expanded healthcare coverage will be made available to an additional 30 million Americans. The increased costs to the U.S. government from PPACA are expected to be funded through a combination of payment reductions for providers over time and several new taxes, including an anticipated $20 billion tax on medical devices beginning in 2013. Although details concerning this tax will not be known until specific regulations are promulgated over the coming months, PPACA is expected to impose a tax of 2.3% on qualifying products, which would include a number of products manufactured by us, beginning in 2013. PPACA also provides for the establishment of an Independent Medicare Advisory Board that could recommend changes in payment for physicians under certain circumstances beginning in 2014. In addition, PPACA authorizes certain voluntary demonstration projects beginning no later than 2013 around development of bundling payments for acute, inpatient hospital services, physician services, and post acute services for episodes of hospital care. PPACA increases fraud and abuse penalties and expands the scope and reach of the Federal Civil False Claims Act (“FCA”) and government enforcement tools, which may adversely impact healthcare companies.

In addition to PPACA discussed above, the effect of which cannot presently be quantified given its recent enactment, various healthcare reform proposals have also emerged at the state level. We cannot predict whether future healthcare initiatives will be implemented at the federal or state level or the effect any future legislation or regulation will have on us. We are continuing to evaluate the impact that PPACA is expected to have on our business. The taxes imposed by the new federal legislation and the expansion in government’s role in the U.S. healthcare industry may result in decreased profits to us, lower reimbursements by payers for our products and reduced medical procedure volumes, all of which may adversely affect our business, financial condition and results of operations, possibly materially.

We may not successfully identify and complete acquisitions or strategic alliances on favorable terms or achieve anticipated synergies relating to any acquisitions or alliances, and such acquisitions could result in unforeseen operating difficulties and expenditures, require significant management resources and require significant charges or write–downs.

We regularly review potential acquisitions of complementary businesses, technologies, services or products, as well as potential strategic alliances. We may be unable to find suitable acquisition candidates or appropriate partners with which to form alliances. Even if we identify appropriate acquisition or alliance candidates, we may be unable to complete the acquisitions or alliances on favorable terms, if at all. Future acquisitions may reduce our cash available for operations or other uses. In addition, the process of integrating an acquired business, technology, service or product into our existing operations could result in unforeseen difficulties and expenditures. Integration of an acquired company often requires significant expenditures as well as significant management resources that otherwise would be available for ongoing development of our other businesses. Moreover, we may not realize the anticipated financial or other benefits of an acquisition or alliance.

We may be required to take charges or write–downs in connection with acquisitions. Our financial results, including earnings per share, could be adversely affected by financial adjustments required by GAAP in connection with our acquisitions where significant goodwill or intangible assets are recorded. To the extent the value of goodwill or identifiable intangible assets with indefinite lives becomes impaired, we may be required to incur material charges relating to the impairment of those assets.

Changes in U.S. and international reimbursement regulations, policies and rules, or their interpretation, could reduce the reimbursement we receive for and adversely affect the demand for our products.

The demand for our products is highly dependent on the regulations, policies and rules of third–party payers in the United States and internationally, including the U.S. Medicare and Medicaid programs, as well as private insurance and managed care organizations that reimburse us for the sale and rental of our products. If coverage or payment regulations, policies or rules of existing third–party payers are revised in any material way in light of increased efforts to control healthcare spending or otherwise, the amount we may be reimbursed or the demand for our products may decrease, or the costs of furnishing or renting our products could increase.

In the United States, the reimbursement of our products by Medicare is subject to review by government contractors that administer payments under federal healthcare programs. These contractors are delegated certain authority to make local or regional determinations and policies for coverage and payment of biologicals, durable medical equipment (“DME”), medical devices, and related supplies in various care settings. Adverse interpretation or application of Medicare contractor coverage policies, adverse administrative coverage determinations or changes in coverage policies can lead to denials of our claims for payment and/or requests to recoup alleged overpayments made to us for our products. Such determinations and changes can often be challenged only through an administrative appeals process. From time to time, we have been engaged in dialogue with the medical directors of the various Medicare contractors, including the Durable Medical Equipment Medicare Administrative Contractors (“DMACs”) in order to clarify local coverage policies for our tissue matrix and NPWT products. In some instances relating to reimbursement of our NPWT products, the DMAC medical directors have indicated that their interpretation of the NPWT coverage policy differs from ours. Although we have informed the DMACs and medical directors of our positions and billing practices, our dialogue has yet to resolve all open issues. In the event that our interpretations of NPWT coverage policies in effect at any given time do not prevail, we could be subject to recoupment or refund of all or a portion of any disputed amounts as well as penalties, which could exceed our related revenue realization reserves, and could negatively impact our AHS revenue from Medicare placements in the United States.

In addition, the current Medicare NPWT coverage policy instructs the DMACs to initially deny payment for any NPWT placements that have extended beyond four months in the home; however, we are permitted to appeal such non–payment on a claim–by–claim basis. As of December 31, 2010, we had approximately $11.6 million in outstanding receivables relating to Medicare NPWT placements that have extended beyond four months in the home, including both unbilled items and claims where coverage or payment was initially denied. We are in the process of submitting all unbilled claims for payment and appealing the remaining claims through the appropriate administrative appeals processes necessary to obtain payment. We may not be successful in collecting these amounts. Further changes in policy or adverse determinations may result in increases in denied claims and outstanding receivables. In addition, if our appeals are unsuccessful and/or there are further policy changes, we may be unable to continue to provide the same types of services that are represented by these disputed claims in the future.

If we are unable to obtain expanded reimbursement for our products in foreign jurisdictions, our international expansion plans could be delayed and our plans for growth could be negatively impacted.

The successful global expansion of our business is dependent upon our ability to obtain expanded reimbursement for our products in the United States and in foreign jurisdictions. We are continuing our efforts to obtain reimbursement for Strattice and V.A.C. Therapy systems and related disposables in foreign jurisdictions. For V.A.C. Therapy systems and related disposables, these efforts have resulted in varying levels of reimbursement from private and public payers in multiple countries, mainly in the acute care setting. In these jurisdictions and others outside the United States, we continue to seek expanded homecare reimbursement, which we believe is important in order to increase the demand for V.A.C. Therapy Systems and related disposables in these markets. For our LifeCell business, work has begun to secure appropriate coding, coverage and reimbursement for AlloDerm in Canada, and for Strattice throughout Europe, the Middle East and Africa. If we are unable to obtain expanded reimbursement, our international expansion plans could be delayed and our plans for growth could be negatively impacted. For a more detailed discussion of our reimbursement efforts, see “Business—Information Related to Business Units—Active Healing Solutions—Payment and Reimbursement Coverage; and LifeCell—Payment and Reimbursement Coverage.”

U.S. Medicare reimbursement of competitive products and the implementation of the Medicare competitive bidding program could reduce the reimbursement we receive and could adversely affect the demand for our V.A.C. Therapy Systems in the United States.

From time to time, Medicare publishes reimbursement policies and rates that may unfavorably affect the reimbursement and market for our products. Since 2005, Medicare has assigned NPWT reimbursement codes to several devices being marketed to compete with V.A.C. Therapy Systems. Due to the introduction of competitive products, the Centers for Medicare and Medicaid Services (“CMS”) and other third–party payers could attempt to reduce reimbursement rates on NPWT or its various components through competitive bidding or otherwise, which could negatively impact our AHS revenue from U.S. Medicare placements.

For the fiscal year ended 2010, U.S. Medicare placements of our NPWT products represented approximately 8.1% of our total revenue. In the future, our AHS revenue from U.S. Medicare placements of NPWT products is expected to be subject to Medicare’s durable medical equipment competitive bidding program. In 2008, the Medicare competitive bidding program was delayed and significantly modified by the Medicare Improvements for Patients and Providers Act (“MIPPA”). MIPPA exempted NPWT from the first round of competitive bidding and delayed implementation of the second round of competitive bidding. The law also imposed a 9.5% price reduction for all U.S. Medicare placements of our NPWT products as of January 2009. The 9.5% reduction in reimbursement resulted in lower Medicare reimbursement levels, which negatively impacted our 2010 and 2009 total revenue by less than 1%, compared to pre–2009 reimbursement levels. In August 2011 CMS announced that NPWT pumps and related supplies and accessories will be included in the next competitive bid process. Inclusion of NPWT products in the Medicare competitive bidding program could result in increased competition and reduced reimbursement for our Medicare placements. In the event that CMS adopts policies or procedures that are unfavorable to us, any resulting reduction in reimbursement could materially and adversely affect our business and operating results.

U.S. Medicare reimbursement changes applicable to facilities that use our products, such as hospitals and skilled nursing facilities, could adversely affect the demand for our products.

In 2006, CMS finalized new provisions for the hospital inpatient prospective payment system (“IPPS”) that included a significant change in the manner in which it determines the underlying relative weights used to calculate the diagnosis–related group (“DRG”) payment amount made to hospitals for certain patient conditions. In 2007, CMS began to phase–in the use of hospital costs rather than hospital charges for the DRG relative weight determination. As expected, payments have increased for hospitals serving more severely ill patients and decreased for those serving patients who are less severely ill. The fiscal year 2009 IPPS final rule, issued in 2008, announced the completion of the transition to the severity–adjusted DRGs. The changes to IPPS reimbursement procedures have placed downward pressure on prices paid by acute care hospitals to us and have somewhat affected the demand for our products used for inpatient services.

The initiation by U.S. and foreign healthcare, safety and reimbursement agencies of periodic inspections, assessments or studies of the products, services and billing practices we provide could lead to reduced public reimbursement or the inability to obtain reimbursement and could result in reduced demand for our products.

Due to the increased scrutiny and publicity of government efforts to contain rising healthcare costs, we may be subject to future assessments or studies by U.S. and foreign healthcare, safety and reimbursement agencies, which could lead to changes in reimbursement policies that adversely affect our business. We are also currently subject to multiple technology assessments related to our V.A.C. Therapy Systems in foreign countries where we conduct business. Any unfavorable results from these evaluations or technology assessments could result in reduced reimbursement or prevent us from obtaining reimbursement from third–party payers and could reduce the demand or acceptance of our V.A.C. Therapy Systems.

In March 2009, the OIG published a report on the comparative pricing of NPWT pumps. In that report, the OIG suggested that CMS is overpaying for NPWT pumps because the current price is based on the price of the V.A.C. Therapy System and did not consider the lower prices of new products added to the NPWT category since 2005. The OIG suggested that CMS should either competitively bid NPWT in the Second Round of DME Competitive Bidding or conduct an inherent reasonableness assessment. In August 2011, CMS announced it will include NPWT in Round Two of its DME Competitive Bidding program, which goes into effect July 1, 2013. This could negatively impact U.S. Medicare reimbursement of our products.

The OIG has also reiterated that it plans to continue to review DME suppliers’ use of certain claims modifiers to determine whether the underlying claims made appropriate use of such modifiers when billing to Medicare. Under the Medicare program, a DME supplier may use these modifiers to indicate that it has the appropriate documentation on file to support its claim for payment. Upon request, the supplier may be required to provide this documentation; however, recent reviews by Medicare regional contractors have indicated that some suppliers have been unable to furnish this information. The OIG intends to continue its work to determine the appropriateness of Medicare payments for certain DME items, including wound care equipment, by assessing whether the suppliers’ documentation supports the claim, whether the item was medically necessary, and/or whether the beneficiary actually received the item. The OIG also plans to review DME that is furnished to patients who are receiving home health services to determine whether the DME is properly billed separately from the home health agency’s reimbursement. In the event that these initiatives result in any assessments with respect to our claims, we could be subject to material refunds, recoupments or penalties. Such initiatives could also lead to further changes to reimbursement or documentation requirements for our products, which could be costly to administer. The results of U.S. or foreign government agency studies could factor into governmental or private reimbursement or coverage determinations for our products and could result in changes to coverage or reimbursement rules which could reduce the amounts we collect for our products and have a material adverse effect on our business.

We may be subject to claims audits that could harm our business and financial results.

As a healthcare supplier, we are subject to claims audits by government regulators, contractors and private payers. Our documentation, billing and other practices are subject to scrutiny by regulators, including claims audits. To ensure compliance with U.S. reimbursement regulations, the Medicare regional contractors and other government contractors periodically conduct audits of billing practices and request medical records and other documents to support claims submitted by us for payment of services rendered to our customers. Such audits may also be initiated as a result of recommendations made by government agencies, such as those in the June 2007 OIG report. For more information on claims audits, see Note 13 of the Notes to the Consolidated Financial Statements. CMS’s Medicaid Integrity Plan, a national strategy to detect and prevent Medicaid fraud and abuse, seeks to identify, recover and prevent inappropriate Medicaid payments through increased review of suppliers of Medicaid services. We could be subjected to such reviews in any number of states potentially resulting in demands for refunds or assessments of penalties against us, which could have a material adverse impact on our financial condition and results of operations.

In addition, our agreements with private payers commonly provide that payers may conduct claims audits to ensure that our billing practices comply with their policies. These audits can result in delays in obtaining reimbursement, denials of claims, or demands for significant refunds or recoupments of amounts previously paid to us.

We could be subject to governmental investigations regarding the submission of claims for payment for items and services furnished to federal and state healthcare program beneficiaries.

There are numerous rules and requirements governing the submission of claims for payment to federal and state healthcare programs. In many cases, these rules and regulations are not very clear and have not been interpreted on any official basis by government authorities. If we fail to adhere to these requirements, the government could allege we are not entitled to payment for certain claims and may seek to recoup past payments made. Governmental authorities could also take the position that claims we have submitted for payment violate the FCA. The recoupment of alleged overpayments and/or the imposition of penalties or exclusions under the FCA or similar state provisions could result in a significant loss of reimbursement and/or the payment of significant fines and may have a material adverse effect on our operating results. Even if we were ultimately to prevail, an investigation by governmental authorities of the submission of widespread claims in non-compliance with applicable rules and requirements could have a material adverse impact on our business as the costs of addressing such investigations could be significant.

In February 2009, we received a subpoena from the OIG seeking records regarding our billing practices under the local coverage policies of the four regional DMACs. In response to the initial request, we produced substantial documentation to the OIG and met with the U.S. Department of Justice in order to assist the government in its review. The government made additional informal requests in November and December 2009. We cooperated with all of the inquiries and provided substantial documentation to the OIG and the U.S. Attorneys’ office throughout 2009 and 2010. On May 9, 2011, we received notice that the U.S. Attorneys’ office had declined to intervene in qui tam actions filed against KCI by two former employees in Federal Court in California. The complaints were recently unsealed, and KCI intends to defend itself in these matters vigorously, including seeking the dismissal of these allegations. For a description of other risks relating to governmental review and investigation of our businesses, see each of the risk factors entitled “The initiation by U.S. and foreign healthcare, safety and reimbursement agencies of periodic inspections, assessments or studies of the products, services and billing practices we provide could lead to reduced public reimbursement or the inability to obtain reimbursement and could result in reduced demand for our products;” “We may be subject to claims audits that could harm our business and financial results;” and “We could be subject to governmental investigations under the Anti–Kickback Statute, the Stark Law, the federal False Claims Act or similar state laws with respect to our business arrangements with prescribing physicians and other healthcare professionals.”

We could be subject to governmental investigations under the Anti–Kickback Statute, the Stark Law, the federal False Claims Act or similar state laws with respect to our business arrangements with prescribing physicians and other healthcare professionals.

We are subject to various federal, state and foreign laws pertaining to healthcare pricing and fraud and abuse, including prohibitions on kickbacks and the submission of false claims and restrictions on relationships with physicians and other referral sources. We have numerous business arrangements with physicians and other potential referral sources. Although we believe neither these arrangements nor the remuneration provided thereunder in any way violate the federal Anti–Kickback Statute, the Stark Law or similar state laws, governmental authorities could attempt to take the position that one or more of these arrangements, or the payments or other remuneration provided thereunder, violates these statutes or laws. In addition, if any of our arrangements were found to violate such laws, federal authorities or whistleblowers could take the position that our submission of claims for payment to a federal healthcare program for items or services realized as a result of such violations also violates the FCA. Imposition of penalties or exclusions for violations of the Anti–Kickback Statute, the Stark Law or similar state laws could result in a significant loss of reimbursement and may have a material adverse effect on our financial condition and results of operations. Even the assertion of a violation under any of these provisions could have a material adverse effect on our financial condition and results of operations.

Failure of any of our clinical studies or third–party assessments to demonstrate desired outcomes in proposed endpoints may reduce physician usage or result in pricing pressures that could have a negative impact on business performance.

We regularly conduct clinical studies designed to test a variety of endpoints associated with product performance and use across a number of applications. If, as a result of poor design, implementation or otherwise, a clinical study conducted by us or others fails to demonstrate statistically significant results supporting performance or use benefits or cost effectiveness of our products, physicians may elect not to use our products as a treatment for conditions that may benefit from them. Furthermore, in the event of an adverse clinical study outcome, our products may not achieve “standard–of–care” designations, where they exist, for the conditions in question, which could deter the adoption of our products. If we are unable to develop a body of statistically significant evidence from our clinical study program, whether due to adverse results or the inability to complete properly designed studies, domestic and international public and private payers could refuse to cover our products, limit the manner in which they cover our products, or reduce the price they are willing to pay or reimburse for our products. In the case of a pre–approval study or a study required by a regulatory body as a condition of approval, a regulatory body can revoke, modify or deny approval of the product in question.

Our business is partly dependent on major contracts with group purchasing organizations (“GPOs”) and integrated delivery networks (“IDNs”). Our relationships with these organizations pose several risks.

Our products can be contracted under national tenders or with larger hospital GPOs. The healthcare industry has been consolidating, and as a result, transactions with customers are larger and more complex. The purchasing power of these larger customers has increased, and may continue to increase, generating downward pressure on product pricing. The majority of our AHS and TSS U.S. hospital sales and rentals are made pursuant to contracts with GPOs. At any given time, we are typically at various stages of responding to bids and negotiating and renewing GPO agreements, including agreements that would otherwise expire. Failure to be included in certain of these agreements could have a material adverse effect on our business, including sales and rental revenues. The contracting practices of GPOs change frequently to meet the needs of their member hospitals. An emerging trend is for GPOs to offer committed programs or standardization programs, where one supplier may be chosen to serve designated members that elect to participate in the program. Participation by us in such programs may require increased discounting, and failure to participate or be selected for participation in such programs may result in a reduction of sales to the member hospitals. In addition, the industry is showing an increased focus on contracting directly with health systems or IDNs (which typically represents influential members and owners of GPOs). IDNs and health systems often make key purchasing decisions and have influence over a GPO’s contract decisions. This presents an opportunity to have more contracts directly with customers, but customers may request additional discounts or enhancements. GPOs, IDNs and large health care providers have communicated that their member hospitals have limited access to capital, and they have increased their focus on pricing and on limiting price increases. Some of our sales contracts contain restrictions on our ability to raise prices, therefore limiting our ability, in the short–term, to respond to significant increases in raw material prices or other factors.

The success of many of our products depends heavily on acceptance by healthcare professionals who prescribe and recommend our products and by end users of our products, and our failure to maintain a high level of confidence in our products could adversely affect our business.

We maintain customer relationships with numerous specialized nurses, surgeons, primary care physicians, home healthcare providers, other specialist physicians and other healthcare professionals. We believe that sales of our products depend significantly on their confidence in, and recommendations of, our products. In addition, our success depends on end users’ acceptance and confidence in the effectiveness, comfort and ease-of-use of our products, including our new products. In order to achieve acceptance by end users and healthcare professionals alike, we seek to educate patients and the healthcare community as to the distinctive characteristics, perceived benefits, clinical efficacy and cost-effectiveness of our products compared to alternative products, including the products offered by our competitors. Acceptance of our products also requires effective training of patients and healthcare professionals in the proper use and application of our products. Failure to effectively educate and train our customers and end-users and failure to continue to develop relationships with leading healthcare professionals and new patients could result in a less frequent recommendation or prescription of our products to patients, which may adversely affect our sales and profitability.

Because we depend upon a limited group of suppliers and, in some cases, exclusive suppliers for products essential to our business, we may incur significant product development costs and experience material delivery delays if we lose any significant supplier, which could materially impact our rental and sales of AHS, LifeCell and TSS products.

For all three of our business units, we obtain some of our finished products and components from a limited group of suppliers, and we purchase certain supplies from single sources for reasons of quality assurance, cost–effectiveness, availability, or constraints resulting from regulatory requirements. While we work closely with suppliers to assure continuity of supply and maintain high quality and reliability, these efforts may not be successful. Manufacturing disruptions experienced by our suppliers may jeopardize our supply of finished products and components. A change in suppliers could require significant effort or investment in circumstances where the items supplied are integral to product performance or incorporate unique technology. Any casualty, natural disaster or other significant disruption of any of our sole–source suppliers’ operations, or any unexpected loss of any existing exclusive supply contract could have a material adverse effect on our business. For more information regarding our sole–source supply arrangements, see “Business—Information Related to Business Units—Active Healing Solutions—Operations and Manufacturing; LifeCell—Operations and Manufacturing; and Therapeutic Support Systems—Operations and Manufacturing.”

Any shortfall in our ability to procure unprocessed tissue or manufacture Strattice and AlloDerm in sufficient quantities to meet market demand would negatively impact our growth.

Demand for our tissue matrix products is significant and increasing in the United States, and we have expanded our manufacturing capabilities to meet this demand. In 2009, we finalized the validation of a new manufacturing suite in our existing facility that is now fully operational. We believe that demand for Strattice is likely to increase further during our planned expansion into additional countries in EMEA. Also, demand growth for AlloDerm continues to be strong in the U.S. in light of a demonstrated physician preference for AlloDerm in breast reconstruction applications. Sales of Strattice and AlloDerm may be constrained in the future by our ability to manufacture sufficient quantities to meet demand, as they were in 2009. During 2010, our inventory levels of Strattice and AlloDerm have returned to levels sufficient to meet market demand. However, any inability to manufacture sufficient quantities of our products to meet demand in the future could have a material adverse effect on our LifeCell business. For more information respecting our procurement of tissue for our AlloDerm and Strattice products, see “Business—Information Related to Business Units—LifeCell—Operations and Manufacturing.”

If a natural or man–made disaster strikes our manufacturing facilities, we will be unable to manufacture our products for a substantial amount of time and our sales and profitability will decline.

Our facilities and the manufacturing equipment we use to produce our products would be costly to replace and could require substantial lead–time to repair or replace. The manufacture of all of our LifeCell regenerative medicine products is conducted exclusively at our sole manufacturing facility in Branchburg, New Jersey, where we completed validation of a new manufacturing suite that became operational in 2009. The manufacture of our AHS disposable supplies is conducted at our manufacturing facility in Athlone, Ireland and the manufacturing facility of Avail Medical Products, Inc., one of our third–party suppliers, in Mexico. Any temporary or permanent facility shut–down caused by casualty (property damage caused by fire or other perils), regulatory action, or other unexpected interruptions could cause a significant disruption in our ability to supply our LifeCell products or AHS products, which would impair our LifeCell or AHS revenue growth, respectively. We take precautions to safeguard the facilities, including security, health and safety protocols and off–site backup and storage of electronic data. Additionally, we maintain property insurance that includes coverage for business interruption. However, a natural disaster such as a fire or flood could affect our ability to maintain ongoing operations and cause us to incur additional expenses. Insurance coverage may not be adequate to fully cover losses in any particular case. Accordingly, damage to a facility or other property due to fire, flood or other natural disaster or casualty event could materially and adversely affect our revenues and results of operations.

We may not be able to maintain our competitive advantages if we are not able to attract and retain key personnel.

Our success depends to a significant extent on our ability to attract and retain key members of our executive, technical, sales, marketing and engineering staff. While we have taken steps to retain such key personnel, there can be no assurance that we will be able to retain the services of individuals whose knowledge and skills are important to our businesses. Our success also depends on our ability to prospectively attract, expand, integrate, train and retain qualified management, technical, sales, marketing and engineering personnel. Because the competition for qualified personnel is intense, costs related to compensation and retention could increase significantly in the future.

Our international business operations are subject to risks, including risks arising from currency exchange rate fluctuations, which could adversely affect our operating results.

Our operations outside the United States, which represented approximately $510 million, or 25%, of our total revenue for the year ended December 31, 2010 and $517 million, or 26%, of our total revenue for the year ended December 31, 2009, are subject to certain legal, regulatory, social, political, and economic risks inherent in international business operations, including, but not limited to:

•	less stringent protection of intellectual property in some countries outside the United States;

•	trade protection measures and import and export licensing requirements;

•	changes in foreign regulatory requirements and tax laws;

•	alleged or actual violations of the Foreign Corrupt Practices Act of 1977, and similar local commercial anti–bribery and anti–corruption laws in the foreign jurisdictions in which we do business;

•	changes in foreign medical reimbursement programs and policies, and other healthcare reforms;

•	political and economic instability;

•	complex tax and cash management issues;

•	potential tax costs associated with repatriating cash from our non–U.S. subsidiaries; and

•	longer–term receivables than are typical in the United States, and greater difficulty of collecting receivables in certain foreign jurisdictions.

Because a significant portion of our business is conducted outside the United States, we face exposure to adverse movements in foreign currency exchange rates related to the value of the U.S. dollar. While we enter into foreign currency exchange contracts designed to reduce the short–term impact of foreign currency fluctuations, we cannot eliminate the risk, which may adversely affect our expected results.

If we fail to comply with the extensive array of laws and regulations that apply to our business, we could suffer civil or criminal penalties or be required to make significant changes to our operations that could reduce our revenue and profitability.

We are required to comply with extensive and complex laws and regulations at the federal, state and local government levels relating to among other things:

•	billing practices;

•	product pricing and price reporting;

•	quality of medical equipment and services and qualifications of personnel;

•	confidentiality, maintenance and security of patient medical records;

•	marketing and advertising, and related fees and expenses paid; and

•	business arrangements with other providers and suppliers of healthcare services.

For example, the Health Insurance Portability and Accountability Act defines two new federal crimes: (i) healthcare fraud and (ii) false statements relating to healthcare matters, the violation of which may result in fines, imprisonment, or exclusion from government healthcare programs. Further, under separate statutes, any improper submission of claims for payment, causing any claims to be submitted that are “not provided as claimed,” or improper price reporting for products, may lead to civil monetary penalties, criminal fines and imprisonment, and/or exclusion from participation in Medicare, Medicaid and other federally funded state health programs. We are subject to numerous other laws and regulations, the application of which could have a material adverse impact on our operating results.

We are subject to regulation by the FDA and its foreign counterparts that could materially reduce the demand for and limit our ability to distribute our products and could cause us to incur significant compliance costs.

The production and marketing of substantially all of our products and our ongoing research and development activities are subject to regulation by the FDA and its foreign counterparts. Complying with FDA requirements and other applicable regulations imposes significant costs on our operations. If we fail to comply with applicable regulations or if postmarket safety issues arise, we could be subject to enforcement sanctions, our promotional practices may be restricted, and our marketed products could be subject to recall or otherwise impacted. Each of these potential actions could result in a material adverse effect on our operating results.

On May 9, 2011, LifeCell Corporation received a warning letter dated May 5, 2011 from the FDA following an inspection by the FDA at LifeCell in November 2010. The warning letter primarily related to KCI’s failure to submit required documentation to the FDA prior to conduct of certain clinical studies. The FDA also identified certain observed non-compliance with FDA regulations covering the promotion of LifeCell’s Strattice/LTM product in relation to these studies. KCI submitted a written response to the FDA on May 31, 2011 and has provided timely updates to the FDA since that time on the corrective actions undertaken by KCI. As part of these corrective actions, KCI has made a clinical study Investigational Device Exemption (IDE) filing with the FDA relating to its clinical studies. KCI continues to dialogue with the FDA regarding the corrective actions and we believe that the corrective actions likely will resolve the FDA’s concerns without a material impact on KCI’s business. However, KCI cannot give any assurances that the FDA will be satisfied with its response to the warning letter or as to the expected date of the resolution of the matters included in the warning letter.

In November 2009, the FDA issued a Preliminary Public Health Notice (“PHN”) notifying caregivers and patients of potential complications associated with the use of NPWT products. The FDA updated the notice in February 2011. The complications cited by the FDA and the recommendations for care givers and patients are consistent with the labeling and training we provide in our professional education programs. Although the FDA did not specifically tie KCI or V.A.C. Therapy to safety issues in the PHN, it is possible that the FDA’s recent focus on NPWT safety could lead to future inspections of our AHS quality systems by the FDA or its foreign counterparts. It is also possible that the PHN or future communications by the FDA regarding safety concerns related to NPWT could negatively impact demand for our products, which could have a material adverse effect on our operating results.

In addition, new FDA guidance and new and amended regulations that regulate the way we do business likely will result in increased compliance costs. Recently, the FDA announced certain actions to modify the 510(k) clearance process for medical devices, while other proposed changes remain under review. If the proposed rules are made final in their current form, we expect that obtaining 510(k) clearances for our medical devices in the future may become more difficult and time consuming. Any substantial increase in requirements imposed on us could potentially delay our development and commercialization of new medical device products. In 2007, standardization agencies in Europe and Canada adopted the revised standard, IEC 60601, requiring labeling and electro–magnetic compatibility modifications to several product lines in order for them to remain state–of–the–art. Compliance with the IEC 60601 third edition series of standards is expected to be mandatory in Europe and Canada effective in 2012 and in the United States effective in 2013. These revised standards will entail increased costs relating to compliance with the new mandatory requirements that could adversely affect our operating results.

Adverse changes in general domestic and global economic conditions and instability and disruption of credit markets could adversely affect our operating results, financial condition or liquidity.

We are subject to risks arising from adverse changes in general domestic and global economic conditions, including recession or economic slowdown and disruption of credit markets. Recently, the credit and capital markets experienced extreme volatility and disruption, leading to recessionary conditions and depressed levels of consumer and commercial spending. We continue to see signs of weakness in the U.S. and global economies. We believe the economic downturn may generally decrease hospital census and the demand for elective surgeries. Also, the global financial crisis, continuing high levels of unemployment and general economic uncertainties have made it more difficult and more expensive for hospitals and health systems to obtain credit, which may contribute to pressures on their operating margins. We believe that rising unemployment reduces the number of individuals covered by private insurance, which has resulted in a noticeable increase in our charity–care placements and may increase the cost of uncompensated care for hospitals. Higher unemployment may also result in a shift in reimbursement patterns as unemployed individuals switch from private plans to public plans such as Medicaid or Medicare. If the economic downturn persists and unemployment remains high or increases, any significant shift in coverage for the unemployed may have an unfavorable impact on our reimbursement mix and may result in a decrease in our overall average unit prices.

Further disruption in the credit markets could impede our access to capital, which could be further adversely affected if we are unable to maintain our current credit ratings. Should we have limited access to additional financing sources, we may need to defer capital expenditures or seek other sources of liquidity, which may not be available to us on acceptable terms if at all. Similarly, if our suppliers face challenges in obtaining credit or other financial difficulties, they may be unable to provide the materials required to manufacture our products.

All of these factors related to the global economic situation, which are beyond our control, could negatively impact our business, results of operations, financial condition and liquidity.

We are exposed to product liability claims that may materially and adversely affect our revenues and results of operations.

Our businesses expose us to product liability risks inherent in the testing, manufacturing, marketing and use of medical products. We maintain product liability insurance; however, we cannot be certain that (i) the level of insurance will provide adequate coverage against potential liabilities, (ii) the type of claim will be covered by the terms of the insurance coverage, (iii) adequate product liability insurance will continue to be available in the future, or (iv) the insurance can be maintained on acceptable terms. The legal expenses associated with defending against product liability claims and the obligation to pay a product liability claim in excess of available insurance coverage would increase operating expenses and could materially and adversely affect our results of operations and financial position.

Some LifeCell products (AlloDerm, GRAFTJACKET, AlloCraft DBM and Repliform) contain donated human cadaveric tissue. The implantation of tissue products derived from donated cadaveric tissue creates the potential for transmission of communicable disease. LifeCell Corporation is accredited by the American Association of Tissue Banks and voluntarily complies with its guidelines. LifeCell Corporation and its tissue suppliers are registered with and regulated by the FDA and state regulatory bodies. These regulations have strict requirements for testing donors to prevent communicable disease transmission. However, there can be no assurance that our tissue suppliers will comply with such regulations intended to prevent communicable disease transmission, or even if such compliance is achieved, that our products have not been or will not be associated with disease transmission, or a patient otherwise infected with disease would not erroneously assert a claim that the use of our products resulted in disease transmission. LifeCell Corporation is currently named as a defendant in a number of lawsuits that are related to the distribution of its products, including multiple lawsuits relating to certain human-tissue based products because the organization that recovered the tissue, BTS, may not have followed FDA requirements for donor consent and/or screening to determine if risk factors for communicable diseases existed. Although LifeCell Corporation intends to defend against these actions, there can be no assurance that LifeCell Corporation will prevail. Any actual or alleged transmission of communicable disease could result in patient claims, litigation, distraction of management’s attention and potentially increased expenses. LifeCell Corporation is also a party to approximately 60 lawsuits filed by individuals alleging personal injury and seeking monetary damages for failed hernia repair procedures using LifeCell Corporation’s AlloDerm products. These cases have been consolidated for centralized management in Middlesex County, New Jersey. These cases are in the early stages of litigation and have not yet been set for trial. The law firms representing plaintiffs in these cases are actively soliciting and publicly advertising in an effort to recruit additional plaintiffs for hernia repair cases. The publicity around the BTS cases and the active solicitation of plaintiffs in the AlloDerm cases could potentially harm our reputation with our customers and disrupt our ability to market our products, which may materially and adversely impact the growth rates of our LifeCell business.

The National Organ Transplant Act (“NOTA”) could be interpreted in a way that could reduce our revenues and income in the future.

Procurement of certain human organs and tissue for transplantation is subject to the restrictions of NOTA, which prohibits the sale of any human organ or tissue, but permits the reasonable payment of costs associated with the removal, transportation, implantation, processing, preservation, quality control and storage of human tissue, including skin. We reimburse tissue banks for expenses incurred that are associated with the recovery and transportation of donated cadaveric human skin that the tissue bank processes and distributes. In addition to amounts paid to tissue banks to reimburse them for their expenses associated with the procurement and transportation of human skin, we include in our pricing structure certain costs associated with tissue processing, tissue preservation, quality control and storage of the tissue, and marketing and medical education expenses.

NOTA payment allowances may be interpreted to limit the amount of costs and expenses that we may recover in our pricing for our products, thereby negatively impacting our future revenues and profitability. If we are found to have violated NOTA’s prohibition on the sale of human tissue, we also are potentially subject to criminal enforcement sanctions that may materially and adversely affect our results of operations.

CAPITALIZATION

The following table sets forth our unaudited consolidated cash and cash equivalents and capitalization as of June 30, 2011 on:

•	an actual basis; and

•	a pro forma basis, after giving effect to the Transactions.

The information in this table is presented and should be read in conjunction with the information under “The Transactions,” “Use of Proceeds,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Selected Historical Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Certain Indebtedness” and the historical financial statements and related notes included elsewhere in this offering memorandum.

	As of June 30, 2011
(dollars in millions)	Actual	Pro forma
Cash and cash equivalents(1)	$498	$40

Debt:
Existing Term Loan A	$536	$—
New Term Loan Facility(2)	—	2,200
Less: original issue discount on New Term Loan Facility	—	(88)
New Revolving Credit Facility(2)	—	58
Second lien notes offered hereby(3)	—	1,650

Total secured debt	536	3,820
3.25% Convertible Senior Notes due 2015(4)	690	—
Less: Convertible Notes Discount, net of accretion(4)	(101)	—
Senior Unsecured Debt(5)	—	900

Total debt	1,125	4,720

Total shareholders’ equity(6)	1,695	1,661

Total capitalization	$2,820	$6,381

(1)	Pro forma cash and cash equivalents as of June 30, 2011 do not reflect any changes in such amounts since that date. As of September 30, 2011, based on our preliminary unaudited financial data prepared in accordance with GAAP, the aggregate amount of cash and cash equivalents had increased to approximately $657 million from the aggregate amount of as June 30, 2011 and our estimate may differ from our actual cash and cash equivalents as of September 30, 2011.
(2)	The New Credit Facilities will consist of (i) the $200 million New Revolving Credit Facility with a five year maturity and (ii) the $2,200 million New Term Loan Facility with a seven year maturity. See “Description of Certain Indebtedness—New Credit Facilities.”
(3)	Represents the principal amount of second lien notes offered hereby, excluding original issue discount, if any.
(4)	Represents the principal amount of 3.25% Convertible Senior Notes due 2015 and the related discount balance as of June 30, 2011.
(5)	The senior unsecured debt is expected to consist of senior unsecured notes, senior unsecured credit facility to the extent the senior unsecured notes are issued or a combination thereof. See “Description of Certain Indebtedness—Senior Unsecured Debt.”
(6)	Reflects equity contribution from the Sponsors of $1,759 million less estimated after—tax non-capitalizable transaction costs charged to equity of $98 million.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following pro forma condensed combined financial information has been developed by applying pro forma adjustments to the individual historical audited and unaudited consolidated financial statements of KCI included elsewhere in this offering memorandum. The unaudited condensed combined balance sheet has been prepared giving effect to the Transactions as if they had been completed on June 30, 2011. The unaudited pro forma condensed combined statements of operations of KCI are presented to show how KCI might have looked if the Transactions had occurred on January 1, 2010.

The unaudited pro forma condensed combined financial information includes unaudited pro forma adjustments that are factually supportable and directly attributable to the Merger. In addition, with respect to the unaudited pro forma condensed combined financial information, the unaudited pro forma adjustments are expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information was prepared in conformity with accounting principles generally accepted in the United States (“GAAP”) in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805—Business Combinations and are based on KCI’s historical audited financial statements for the year ended December 31, 2010 and KCI’s historical unaudited financial statements for the six months ended June 30, 2011 and 2010 and for the twelve months ended June 30, 2011.

The unaudited pro forma condensed combined financial information includes the presentation of the unaudited pro forma condensed combined statement of operations for the twelve months ended June 30, 2011 (the “Pro Forma LTM Period”). The Pro Forma LTM Period is calculated as follows: (i) the unaudited condensed combined statement of operations for the year ended December 31, 2010; plus (ii) the unaudited condensed combined statement of operations for the six months ended June 30, 2011; less (iii) the unaudited condensed combined statement of operations for the six months ended June 30, 2010; and (iv) adjusted for the appropriate pro forma adjustments for the twelve month period ended June 30, 2011.

The unaudited pro forma condensed combined statements of operations do not include the following non-recurring items: (i) transaction costs associated with the Merger that are no longer capitalized as part of the acquisition; (ii) the write-off of previous debt issuance costs; (iii) the impact of the change in fair value of inventory on continuing gross profits; and (iv) the additional expense associated with accelerated vesting of share-based compensation.

For purposes of preparing the unaudited pro forma condensed combined financial information, the Merger has been accounted for using the acquisition method of accounting which is based on ASC 805 which requires recognition and measurement of all identifiable assets acquired and liabilities assumed at their full fair value as of the date control is obtained. The preliminary valuation of the tangible and identifiable intangible assets acquired and liabilities assumed was used by management to prepare the unaudited condensed combined financial information, however the pro forma information presented will be revised based upon management’s final analysis, with the assistance of valuation advisors, and the resolution of purchase price adjustments will be completed as additional information becomes available as of the closing date of the Merger. Such final adjustments, including changes to amortizable tangible and intangible assets, may be material.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma condensed combined financial information is presented for informational purposes only. The unaudited pro forma condensed combined financial information does not purport to represent what our results of operations or financial condition would have been had the Transaction actually occurred on the dates indicated, nor do they purport to project our results of operations or financial condition for any future period or as of any future date. The unaudited pro forma condensed combined financial information should be read in conjunction with the information included under the headings “Summary—Summary Historical and Pro Forma Financial and Other Data,” “The Transactions,” “Selected Historical Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements of KCI included elsewhere in this offering memorandum. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma condensed combined financial information.

Kinetic Concepts, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of June 30, 2011

(in thousands)

	June 30, 2011	Pro Forma Adjustments		Pro Forma June 30, 2011
Current assets:
Cash and cash equivalents	$498,424	$(458,424	)(a)	$40,000
Accounts receivable, net	411,095	—		411,095
Income tax receivable	—	91,337	(b)	91,337
Inventories, net	168,647	46,028	(c)	214,675
Deferred income taxes	29,065	20,000	(b)	49,065
Prepaid expenses and other	47,738	—		47,738

Total current assets	1,154,969	(301,059)		853,910

Net property, plant and equipment	299,332	199,246	(c)	498,578
Debt issuance costs, net	30,691	127,184	(d)	157,875
Deferred income taxes	20,597	—		20,597
Goodwill	1,328,881	1,932,034	(e)	3,260,915
Identifiable intangible assets, net	443,922	3,130,078	(c)	3,574,000
Other non-current assets	15,537	—		15,537

	3,293,929	5,087,483		8,381,412

Current liabilities:
Accounts payable	51,227	—		51,227
Accrued expenses and other	241,628	(4,757	)(a)	236,871
Current installments of long-term debt	27,500	(5,500	)(f)	22,000

Total current liabilities	320,355	(10,257)		310,098

Long-term debt, net of current installments and discount	1,097,486	3,600,071	(f)	4,697,557
Non-current tax liabilities	37,395	—		37,395
Deferred income taxes	140,996	1,532,111	(b)	1,673,107
Other non-current liabilities	2,650	—		2,650

Total liabilities	1,598,882	5,121,925		6,720,807

Shareholders’ equity	1,695,047	(34,442	)(g)	1,660,605

	$3,293,929	$5,087,483		$8,381,412

Kinetic Concepts, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Year ended December 31, 2010

(in thousands)

	Year Ended December 31, 2010	Pro Forma Adjustments		Pro Forma Year Ended December 31, 2010
Revenue:
Rental	$1,140,568	$—		$1,140,568
Sales	877,184	—		877,184

Total revenue	2,017,752	—		2,017,752

Rental expenses	625,277	109,496	(h)	734,773
Cost of sales	250,253	—		250,253

Gross profit	1,142,222	(109,496)		1,032,726

Selling, general and administrative expenses	568,166	(15,158	)(i)	553,008
Research and development expenses	90,255	—		90,255
Acquired intangible asset amortization	37,426	60,807	(i)	98,233

Operating earnings	446,375	(155,145)		291,230

Interest income and other	851	(844	)(j)	7
Interest expense	(87,053)	(386,285	)(k)	(473,338)
Foreign currency loss	(4,500)	—		(4,500)

Earnings (loss) before income taxes	355,673	(542,274)		(186,601)
Income tax expense (benefit)	99,589	(189,833	)(b)	(90,244)

Net earnings (loss)	$256,084	$(352,441)		$(96,357)

Kinetic Concepts, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Six months ended June 30, 2010

(in thousands)

	Six Months Ended June 30, 2010	Pro Forma Adjustments		Pro Forma Six Months Ended June 30, 2010
Revenue:
Rental	$563,075	$—		$563,075
Sales	420,502	—		420,502

Total revenue	983,577	—		983,577

Rental expenses	308,841	60,133	(h)	368,974
Cost of sales	123,231	—		123,231

Gross profit	551,505	(60,133)		491,372

Selling, general and administrative expenses	282,591	(7,448	)(i)	275,143
Research and development expenses	46,502	—		46,502
Acquired intangible asset amortization	19,715	29,402	(i)	49,117

Operating earnings	202,697	(82,087)		120,610

Interest income and other	279	(279	)(j)	—
Interest expense	(45,826)	(191,868	)(k)	(237,694)
Foreign currency loss	(5,267)	—		(5,267)

Earnings (loss) before income taxes	151,883	(274,234)		(122,351)
Income tax expense (benefit)	45,565	(96,109	)(b)	(50,544)

Net earnings (loss)	$106,318	$(178,125)		$(71,807)

Kinetic Concepts, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Six months ended June 30, 2011

(in thousands)

	Six Months Ended June 30, 2011	Pro Forma Adjustments		Pro Forma Six Months Ended June 30, 2011
Revenue:
Rental	$558,014	$—		$558,014
Sales	463,000	—		463,000

Total revenue	1,021,014	—		1,021,014

Rental expenses	296,845	38,593	(h)	335,438
Cost of sales	122,137	—		122,137

Gross profit	602,032	(38,593)		563,439

Selling, general and administrative expenses	296,522	(8,927	)(i)	287,595
Research and development expenses	44,594	—		44,594
Acquired intangible asset amortization	17,712	31,405	(i)	49,117

Operating earnings	243,204	(61,071)		182,133

Interest income and other	469	(469	)(j)	—
Interest expense	(37,997)	(195,242	)(k)	(233,239)
Foreign currency loss	(25)	—		(25)

Earnings (loss) before income taxes	205,651	(256,782)		(51,131)
Income tax expense (benefit)	55,808	(88,730	)(b)	(32,922)

Net earnings (loss)	$149,843	$(168,052)		$(18,209)

Kinetic Concepts, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Twelve months ended June 30, 2011

(in thousands)

	Twelve Months Ended June 30, 2011	Pro Forma Adjustments		Pro Forma Twelve Months Ended June 30, 2011
Revenue:
Rental	$1,135,507	$—		$1,135,507
Sales	919,682	—		919,682

Total revenue	2,055,189	—		2,055,189

Rental expenses	613,281	87,956	(h)	701,237
Cost of sales	249,159	—		249,159

Gross profit	1,192,749	(87,956)		1,104,793

Selling, general and administrative expenses	582,097	(16,637	)(i)	565,460
Research and development expenses	88,347	—		88,347
Acquired intangible asset amortization	35,423	62,810	(i)	98,233

Operating earnings	486,882	(134,129)		352,753

Interest income and other	1,041	(1,034	)(j)	7
Interest expense	(79,224)	(389,659	)(k)	(468,883)
Foreign currency gain	742	—		742

Earnings (loss) before income taxes	409,441	(524,822)		(115,381)
Income tax expense (benefit)	109,832	(182,454	)(b)	(72,622)

Net earnings (loss)	$299,609	$(342,368)		$(42,759)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1—Basis of Presentation

KCI has entered into a merger agreement with a consortium of funds advised by Apax, together with controlled affiliates of CPPIB and PSP Investments.

The purchase price for the Merger is estimated as listed below. The purchase price will be allocated to the fair value of KCI’s assets acquired and liabilities assumed. The pro forma purchase price allocated below has been developed based on preliminary estimates of fair value using the historical financial statements of KCI as of June 30, 2011. In addition, the allocation of the purchase price to acquired identifiable assets and assumed liabilities is based on the preliminary valuation of the tangible and identifiable intangible assets acquired and liabilities assumed used by management to prepare the unaudited pro forma condensed combined financial information. However, the pro forma information will be revised based upon management’s final analyses, with the assistance of valuation advisors, as additional information becomes available as of the closing date of the Merger. Such final purchase price adjustments, including changes to amortizable tangible and intangible assets, may be material. The preliminary purchase price and purchase price allocation are presented as follow:

(in thousands)
Preliminary Purchase Price	$6,166,583
Preliminary Purchase Price Allocation:
Tangible assets acquired:
Current assets	$798,206
Property and equipment, net	498,578
Other non-current assets	36,134

Total tangible assets acquired	1,332,918

Identified intangible assets acquired	3,574,000
Current liabilities assumed	(288,098)
Long-term liabilities	(1,713,152)

Total assets acquired in excess of liabilities assumed	2,905,668
Goodwill	3,260,915

Total purchase price	$6,166,583

We have determined that goodwill arising from the acquisition will not be deductible for tax purposes.

Note 2—Pro Forma Adjustments and Assumptions

Adjustments included in the column under the heading “Pro Forma Adjustments” are related to the following:

(a)	Represents the net change in cash, calculated as follows:

(in thousands)
Equity contribution from the Sponsors	$1,759,000
Proceeds from the notes offered hereby(1)	1,650,000
Proceeds from Senior Unsecured Debt(2)	900,000
Proceeds from New Credit Facilities(3)	2,200,000
Purchase of KCI equity(4)	(5,184,000)
Working capital balance(5)	(40,000)
Repayment of existing long-term debt
Senior Credit Facility(6)	(536,250)
Convertible Notes(7)	(944,757)
Payment of debt issuance costs, discount, estimated fees and expenses(8)	(359,974)

Net adjustment to cash	(555,981)
Cash balance at June 30, 2011	498,424

Pro Forma adjustment to long-term debt	$57,557

(1)	Represents the aggregate principal amount of the notes offered hereby, excluding any discount.
(2)	The Senior Unsecured Debt is expected to consist of senior unsecured notes, a senior unsecured credit facility to the extent the senior unsecured notes are not issued or a combination thereof.
(3)	The New Credit Facilities are expected to consist of (i) a $2.2 billion term loan facility with a seven year maturity and a $200 million revolving credit facility with a five year maturity. The revolving credit facility is anticipated to be undrawn at closing.
(4)	Represents the purchase consideration to consummate the KCI merger.
(5)	Represents estimated cash retained for working capital.
(6)	Represents the repayment of KCI’s previous Senior Credit Facility at June 30, 2011.
(7)	Represents the repayment of KCI’s outstanding Convertible Notes balance at June 30, 2011. Additionally includes accrued interest, a make whole payment and settlement of the bond hedge and warrants at June 30, 2011.
(8)	Represents the payment of estimated debt issuance costs of $158 million related to the notes offered hereby and the New Term Loan Facility, the anticipated discount totaling $88 million related to the New Credit Facilities and fees and expenses of approximately $114 million associated with the Merger.

(b)	Reflects the impact of the net tax benefit, deferred tax assets and deferred tax liabilities arising from the acquisition.

(c)	Represents the net adjustment for the fair value of the inventories, property, plant and equipment and identifiable intangible assets that are being acquired. The Merger will be accounted for as a purchase in accordance with ASC 805. We have allocated the excess of the purchase price over the net assets acquired over liabilities assumed to goodwill. The estimated fair values of the inventories, property and equipment and identifiable intangible assets is based on management’s best estimate of the fair value for the preparation of the pro forma financial information and is subject to the final management analyses, with the assistance of valuation advisors, at the completion of the acquisition. The respective net adjustments have been calculated as follows:

(in thousands)	Inventories	Property, Plant and Equipment	Identifiable Intangible Assets
Fair value of acquired assets	$214,675	$498,578	$3,574,000
Elimination of pre-acquisition assets	(168,647)	(299,332)	(443,922)

Net adjustments	$46,028	$199,246	$3,130,078

(d)	Represents the net adjustment to debt issuance costs associated with the issuance of the notes offered hereby and the New Credit Facilities, calculated as follows:

(in thousands)
Estimated debt issuance costs related to the notes offered hereby	$55,875
Estimated debt issuance costs related to the Senior Unsecured Debt	36,000
Estimated debt issuance costs related to the New Term Loan Facility	55,000
Estimated debt issuance costs related to the New Revolving Credit Facility	11,000
Less: Historical debt issuance costs (as these are not acquired assets)	(30,691)

Net adjustment to debt issuance costs	$127,184

The debt issuance costs for the revolver will be amortized on a straight-line basis over a period of 5 years. The debt issuance costs for the New Credit Facilities, Second Lien Notes and Senior Unsecured Debt will be amortized using the effective interest method over a period of 7 years, 7.5 years and 8 years, respectively.

Under SEC rules and regulations relating to pro forma financial statements, the write off of the historical debt issuance costs is considered to be a nonrecurring charge and is excluded from the pro forma condensed combined statements of operations.

(e)	Reflects the adjustment to total estimated goodwill from the purchase price allocation of approximately $1,932 million.

(f)	Represents the net adjustment to total debt associated with the issuance of the notes offered hereby, the New Credit Facilities, and the repayment of the existing debt, calculated as follows:

(in thousands)
Proceeds from the notes offered hereby	$1,650,000
Proceeds from Senior Unsecured Debt	900,000
Proceeds from New Credit Facilities	2,200,000
Pro forma adjustment from assumed revolver draw (see note 2(a))	57,557
Less: OID New Credit Facilities	(88,000)
Less: Current portion of long-term debt	(22,000)
Less: Repayment of existing long-term debt	(1,097,486)

Net adjustment to total long-term debt	$3,600,071

Current portion of New Credit Facilities	22,000
Less: Current portion of long-term debt	(27,500)

Net adjustment to current portion of long-term debt	$(5,500)

(g)	Represents the net adjustment to shareholders’ equity in conjunction with the Merger and refinancing, calculated as follows:

(in thousands)
Equity contribution from the Sponsors	$1,759,000
Non-capitalizable transaction costs charged to equity(1)	(98,395)
Less: Historical shareholders’ equity	(1,695,047)

Net adjustment to shareholders’ equity	$(34,442)

(1)	Represents the estimated transaction costs incurred by Apax associated with the Merger that are charged to equity as part of an acquisition net of tax benefit estimated for such costs.

(h)	Reflects the adjustment for depreciation expense based on the estimated fair value of net property, plant and equipment and estimated remaining useful lives of the related assets.

(i)	Represents the net adjustment to amortization expense related to the change in fair value or new identifiable intangible assets acquired in the Merger from those being amortized in association with KCI’s acquisition of LifeCell in 2008. The revised amortization expense was calculated using the range of estimated useful lives of 10 to 20 years. The amounts allocated to the identifiable intangible assets and the estimated useful lives are based on preliminary fair value estimates under the guidance of ASC 805. The preliminary purchase price allocation was made only for the purpose of presenting unaudited pro forma condensed combined financial information. The calculation of the net adjustment to amortization expense is as follows:

(in thousands)	Year ended December 31, 2010	Six months ended June 30, 2010	Six months ended June 30, 2011	Twelve months ended June 30, 2011
Amortization expense for identifiable intangible assets	$98,233	$49,117	$49,117	$98,233
Elimination of pre-acquisition amortization expense included in Acquired Intangible Asset Amortization	(37,426)	(19,715)	(17,712)	(35,423)

Net adjustments	$60,807	$29,402	$31,405	$62,810

Elimination of pre-acquisition authorization expense classified as Selling, General and Administrative Expenses	$(15,158)	$(7,448)	$(8,927)	$(16,637)

(j)	Represents the reduction of interest income based on the historical cash balance as of January 1, 2010.

(k)	Reflects cash interest expense, discount amortization and debt issuance cost amortization associated with the following debt transactions:

(in thousands)	Year ended December 31, 2010	Six months ended June 30, 2010	Six months ended June 30, 2011	Twelve months ended June 30, 2011
Pro forma interest expense related to the New Credit Facilities of $2,400 million (including borrowings on the revolver as applicable) and the notes offered hereby of $1,650 million and Senior Unsecured Debt of $900 million (a 1/8% increase or decrease in our assumed interest rate would result in a corresponding change in our annual interest expense by $6.0 million)	$463,705	$231,970	$231,504	$463,239
Net cost associated with interest rate swap arrangements included in historical interest expense	9,633	5,724	1,735	5,644
Interest expense related to long-term debt repaid from proceeds from the merger	(87,053)	(45,826)	(37,997)	(79,224)

Net adjustments	$386,285	$191,868	$195,242	$389,659

NONRECURRING CHARGES

The pro forma condensed combined statements of operations for the six months ended June 30, 2011 and for the year ended December 31, 2010, do not reflect the impacts of the increased valuation of inventory on cost of sales or the write-off of previously-existing debt issuance costs on interest expense. Under SEC rules and regulations relating to pro forma financial statements, these amounts are considered to be nonrecurring charges and are excluded from the pro forma statements of operations. However, KCI’s future statements of operations will be impacted by these pro forma adjustments.